Exhibit 99.1


For Immediate Release
---------------------


           ATMI REPORTS THIRD QUARTER FINANCIAL RESULTS AND ANNOUNCES
                            SHARE REPURCHASE PROGRAM

      DANBURY, CT -- October 19, 2005 -- ATMI, Inc. (Nasdaq: ATMI), a supplier of materials and materials packaging to the world's leading semiconductor manufacturers, today announced revenues of $69.7 million for the third quarter of 2005, an increase of 8% from $64.4 million in the third quarter of 2004, and a 1% sequential increase from $69.3 million in the second quarter of 2005.

      Net income for the third quarter of 2005 was $8.3 million, or $0.22 per diluted share, compared with $6.4 million from continuing operations, or $0.20 per diluted share, for the third quarter of 2004. Reported net income for the third quarter of 2004 was $10.6 million, or $0.32 per diluted share, which included $0.8 million, or $0.02 per diluted share, from discontinued operations, all of which were sold during 2004, plus a gain on sale of discontinued operations of $3.5 million, or $0.10 per diluted share. The 2005 third quarter earnings per diluted share calculation includes the effect of the conversion of $115 million of convertible debt into an incremental 5.183 million common shares in April 2005.

      For the nine months ended September 30, 2005, revenues were $205.1 million, an increase of 13% compared with revenues of $181.4 million for the same period of 2004. Net income was $22.3 million, or $0.62 per diluted share, compared with $16.2 million from continuing operations, or $0.51 per diluted share, last year. Reported net income for the first nine months of 2004 was $24.6 million, or $0.78



                                     -more-

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ATMI Reports 3Q Financial Results & Announces Share Repurchase Plan --
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per diluted share, which includes $0.12 per diluted share of earnings from discontinued operations and $0.15 per diluted share related to gains on sales of discontinued operations.

      Doug Neugold, ATMI President and Chief Executive Officer, said "ATMI's third quarter revenue growth was somewhat disappointing given the strong wafer start environment and continued expansion of copper wafer production, which is now approaching 10% of all wafer starts. The reason is straightforward: our cleans materials did not ramp as we anticipated. In large part, this was a result of isolated delays in some new 90- and 65-nanometer production -- the normal fits and starts of leading and next-generation start-up manufacturing -- where we do the majority of our cleans business."

      Neugold continued, "As we proceed through the fourth quarter and into 2006, we are confident of ATMI's continued momentum at the leading edge. We have solid positions in the crucial copper-related materials enabling the most advanced processes. The continued ramping of 90-nanometer lines, and the expected ramp of 65-nanometer activities, should have a strong positive effect on our revenues. We anticipate revenues for the fourth quarter to be between $73 million and $78 million, with earnings per diluted share between $0.22 and $0.27."

      Dan Sharkey, ATMI Chief Financial Officer said, "Gross margins were 50.4% for the quarter, compared with 50.6% in the third quarter of 2004, and 50.3% for the second quarter of 2005. Our leading edge materials-focused business model is now consistently generating cash. Our cash and marketable securities balances

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increased $3 million in the quarter after taking into account our $7.5 million cash investment in Anji Microelectronics in July."

Share Repurchase Program

      Separately, ATMI announced that its Board of Directors has approved a share repurchase program for up to $75 million of ATMI common stock over the next twelve months. Share repurchases may be made from time to time in open market transactions at prevailing market prices or in privately negotiated transactions. Management will determine the timing and amount of purchases under the program based upon market conditions or other factors. The program does not require ATMI to purchase any specific number or amount of shares and may be suspended or reinstated at any time at the Company's discretion and without notice. As of September 30, 2005, ATMI had approximately 37.8 million shares outstanding and $257 million in cash and marketable securities.

      Sharkey continued, "Our Management and the Board believe that, given our significant cash balance and cash-generating business model, the repurchase of shares is an attractive way to return a portion of our capital to shareholders."

      ATMI provides specialty materials and materials packaging to the worldwide semiconductor industry. For more information, please visit atmi.com.

      Statements contained herein that relate to ATMI's future performance, including, without limitation, statements with respect to ATMI's anticipated results of operations or level of business for 2005 or any other future period, are forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations only and are subject to certain risks, uncertainties, and assumptions, including, but not limited to, changes in semiconductor industry growth (including, without limitation, wafer starts) or

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ATMI's markets; competition, problems, or delays developing and commercializing new products; problems or delays in integrating acquired operations and businesses; and other factors described in ATMI's filings with the Securities and Exchange Commission. Purchases of shares pursuant to the Company's share repurchase program may be subject to prevailing market prices for the Company's common stock, availability of shares for public or private purchase, other market conditions, and alternative uses and applications for the Company's cash that may arise from time to time. Such risks and uncertainties may cause actual results to differ materially from those expressed in our forward-looking statements. ATMI undertakes no obligation to update any forward-looking statements.


Note: A conference call (800.289.0743) discussing financial results will begin at 11:00 a.m. Eastern time, October 19, 2005. A replay 888.203.1112 (PIN 6463614 of the call will be available for 48 hours. An audio webcast of the conference call will be available for 30 days on atmi.com.

                                     # # # #

                                  TABLES FOLLOW

For more information contact:
      Dean Hamilton
      ATMI
      203.207.9349 Direct
      203.794.1100 x4202
      dhamilton@atmi.com
      ------------------

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ATMI Reports 3Q Financial Results & Announces Share Repurchase Plan --
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

                                   ATMI, INC.
                            SUMMARY INCOME STATEMENTS
                      (in thousands, except per share data)

                                                                    Three Months Ended
                                                                       September 30,
                                                                --------------------------
                                                                   2005              2004
                                                                --------          --------

Revenues                                                        $ 69,736          $ 64,423
Cost of revenues                                                  34,595            31,843
                                                                --------           -------
Gross profit                                                      35,141            32,580
Operating expenses
  R & D                                                            5,745             5,224
  S, G, & A                                                       19,152            16,687
                                                                --------           -------
                                                                  24,897            21,911
                                                                --------           -------

Operating income                                                  10,244            10,669

Other income (expense), net                                        1,827              (981)
                                                                --------           -------

Income before income taxes                                        12,071             9,688

Income taxes                                                       3,818             3,293
                                                                --------           -------

Income from continuing operations                                  8,253             6,395

Income from operations of discontinued operations                   --                 755
Gain on disposal of discontinued operations                         --               3,468
                                                                --------          --------

Net income                                                      $  8,253          $ 10,618
                                                                ========          ========

Diluted earnings per share from continuing operations           $   0.22          $   0.20
Diluted earnings per share from operations of
discontinued operations                                             --            $   0.02
Diluted earnings per share from gain on disposal of
discontinued operations                                             --            $   0.10
                                                                --------          --------
Diluted earnings per share                                      $   0.22          $   0.32
                                                                ========          ========

Weighted average shares outstanding (Note 1)                      38,078            36,786

1) Weighted average shares outstanding in 2004 include the dilutive effect of 5,183 shares associated with the Company's 5.25% Convertible Notes using the "if-converted" method. The Convertible Notes were all converted to common shares in April 2005.

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

                                   ATMI, INC.
                            SUMMARY INCOME STATEMENTS
                      (in thousands, except per share data)


                                                                    Nine Months Ended
                                                                      September 30,
                                                               ----------------------------
                                                                  2005              2004
                                                               ---------          ---------

Revenues                                                       $ 205,102          $ 181,420
Cost of revenues                                                 100,965             90,934
                                                               ---------          ---------
Gross profit                                                     104,137             90,486
Operating expenses
  R & D                                                           16,740             14,751
  S, G, & A                                                       57,092             48,567
                                                               ---------          ---------
                                                                  73,832             63,318
                                                               ---------          ---------

Operating income                                                  30,305             27,168

Other income (expense), net                                        2,791             (2,564)
                                                               ---------          ---------

Income before income taxes                                        33,096             24,604

Income taxes                                                      10,825              8,426
                                                               ---------          ---------

Income from continuing operations                                 22,271             16,178

Income from operations of discontinued operations                   --                3,589
Gain on disposal of discontinued operations                         --                4,825
                                                               ---------          ---------

Net income                                                     $  22,271          $  24,592
                                                               =========          =========

Diluted earnings per share from continuing operations          $    0.62          $    0.51
Diluted earnings per share from operations of
discontinued operations                                             --            $    0.12
Diluted earnings per share from gain on disposal of
discontinued operations                                             --            $    0.15
                                                               ---------          ---------
Diluted earnings per share                                     $    0.62          $    0.78

Weighted average shares outstanding                               35,688             31,668

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                                   ATMI, INC.
                             SUMMARY BALANCE SHEETS
                                 (in thousands)


Balance Sheet Highlights                             September 30,  December 31,
                                                         2005           2004
                                                     ------------   -----------
Assets
   Cash & marketable securities                        $256,668       $238,960
   Accounts receivable, net                              44,883         43,680
   Inventory, net                                        38,234         36,918
   Other current assets                                  25,346         31,340
                                                       --------       --------
      Total current assets                              365,131        350,898
   Fixed assets, net                                     80,601         69,758
   Other assets                                          50,541         49,444
                                                       --------       --------
        Total assets                                   $496,273       $470,100
                                                       --------       --------

Liabilities and stockholders' equity
   Accounts payable                                    $  8,637       $ 16,174
   Short-term debt                                           81            220
   Other current liabilities                             30,965         37,875
                                                       --------       --------
     Total current liabilities                           39,683         54,269
   Long-term debt                                            19        115,084
   Other long-term liabilities                            3,068          3,171
   Stockholders' equity                                 453,503        297,576
                                                       --------       --------
      Total liabilities & stockholders' equity         $496,273       $470,100
                                                       --------       --------